UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2007
PREGIS HOLDING II CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction incorporation)	333-130353-04 (Commission File Number)	20-3321581 (I.R.S. employer Identification Number)
1650 Lake Cook Road
Deerfield, Illinois 60015
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 597-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Employment Agreement — Keith LaVanway
     On August 15, 2007, D. Keith LaVanway, the newly appointed Vice President and Chief Financial Officer of Pregis Corporation (the “Company”), entered into an employment agreement with the Company and its parent companies (collectively, “Employers”) providing for a 3-year term at an annual base salary of $360,000. Mr. LaVanway received a one-time signing bonus of $100,000. Mr. LaVanway is also eligible to receive an annual performance-based bonus based upon the achievement of certain performance goals determined by the Board of Directors. The annual bonus for the fiscal year ending on December 31, 2007 will be at least $150,000. If Mr. LaVanway’s employment is terminated by the Employers without “cause”, the Employers are obligated to pay or provide Mr. LaVanway (1) an amount equal to his annual base salary at the time of termination payable over a twelve-month period, (2) a pro rata incentive bonus for the fiscal year in which termination occurs, (3) all accrued but unpaid amounts payable to him under the agreement or any employee benefit plan, and (4) a continuation of medical benefits until the earlier of 12 months following termination or the date he becomes eligible for medical benefits from a subsequent employer. The Employers’ obligation to provide the foregoing is conditioned on Mr. LaVanway’s continued compliance with his one-year post-employment noncompetition agreement and Mr. LaVanway’s entering into a general release of claims acceptable to the Employers.
     The employment agreement also provides that Mr. LaVanway will purchase 25 shares of the Common Stock of Pregis Holding I Corporation, our indirect parent company (“Pregis Holding I”), at a cost of $20,000 per share, and will be granted an option to purchase 200 shares of Pregis Holding I’s Common Stock at a purchase price of $20,000 per share.
Separation Agreement — Timothy Cunningham
     On August 27, 2007, the Employers entered into a separation agreement with Timothy J. Cunningham, outgoing Vice President and Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Cunningham will remain employed by the Company in a transitional role until December 31, 2007, or an earlier date if mutually agreed. Upon commencement of his separation, Mr. Cunningham will receive (i) an amount equal to his annual base salary at the time of termination payable over a twelve-month period, (ii) a full incentive bonus for fiscal year 2007 based on the Company’s achievement of certain targets, payable in 2008 at the time other executive incentive bonuses are paid, (iii) a continuation of his medical benefits for the twelve-month period following his separation, or until he becomes eligible for medical benefits from a subsequent employer, whichever is earlier, and (iv) payment for four weeks of accrued vacation. The Employers’ obligation to provide these payments and benefits is conditioned upon Mr. Cunningham’s compliance with certain non-compete obligations for the twelve-month period following his separation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 27, 2007, Pregis Corporation announced that it has appointed D. Keith LaVanway as the Company’s Vice President and Chief Financial Officer, effective September 19, 2007. Mr. LaVanway, 43, replaces Timothy J. Cunningham, who has served as the Company’s Vice President and Chief Financial Officer since May 1, 2006. Mr. Cunningham will continue to work with the Company through the end of 2007 to assist with the transition.
     Mr. LaVanway is joining the Company from Associated Materials Incorporated (“AMI”), a $1.3 billion Cuyahoga Falls, Ohio-based building materials company, where he served for six years as Chief Financial Officer. He will report to the Company’s President and Chief Executive Officer, Michael McDonnell, and will have responsibility for all aspects of the Company’s financial organization. Prior to AMI, Mr. LaVanway served as Vice President, Finance in various operating divisions at Nortek, Inc and also held financial management roles at Abbott Laboratories and Ernst & Young.
     The information provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

99.1	Press Release of Pregis Corporation dated August 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: August 27, 2007

PREGIS HOLDING II CORPORATION
By:	/s/ Steven C. Huston
	Name:	Steven C. Huston
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Pregis Corporation dated August 27, 2007.

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